Exhibit 10(b)

               Contract betweent Elizabethtown Water Company and the Township of Edison to Provide Water on a Wholesale Basis


                THIS AGREEMENT made this 25th day of June, 1997

BETWEEN

                ELIZABETHTOWN WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with its principal office at 600 South Avenue, Town of Westfield, County of Union, State of New Jersey,

                hereinafter referred to as "Elizabethtown,"

AND

                TOWNSHIP OF EDISON, in the County of Middlesex, a municipal corporation organized under the laws of the State of New Jersey, Township of Edison, County of Middlesex, State of New Jersey,

                hereinafter referred to as "Edison."

           WHEREAS, Edison desires to obtain a supply of water to be used by the Township and its inhabitants; and
           WHEREAS, Elizabethtown has a Rate Schedule No. ED-8, Service to Other Systems Under Contract, filed under authority of the Board of Public Utilities, and Edison desires to obtain a supply of water under that rate schedule and subject to its provisions, as may be amended and supplemented under approval of the Board of Public Utilities; and
           WHEREAS, Elizabethtown and Edison presently have a contract for water supply dated December 27, 1967, which expires on December 27, 1997 and which requires certain amendments and the parties desire to have this Agreement supersede said contract.
W I T N E S S E T H:
           Elizabethtown agrees to sell, deliver and transport to Edison, and Edison agrees to purchase and accept water from the water sources or supply of Elizabethtown at the rates set forth in the Rate Schedule No. ED-8, Service to Other Systems Under Contract and subject to its provisions as may be amended and supplemented under approval of the Board of Public Utilities.
           It is further agreed between Elizabethtown and Edison that:
           1.   The Term of this agreement shall be thirty (30) years.
           2. Elizabethtown will meter all water supplied to Edison at the existing Truman Drive Meter (hereinafter called the "Truman Drive Meter Station") and at the existing meter on Talmadge Road (hereinafter called "Talmadge Road Meter Station" and together with the Truman Drive Meter Station, the "Meter Stations") and at such other points as may be designated by mutual agreement. As further consideration for this Agreement and pursuant to the provisions of the County and Municipal Water Supply Act, N.J.S.A. 40A:31-1 (the "Water Supply Act"), Elizabethtown agrees to expand and upgrade the Talmadge Road Booster Station in order to enhance the volume, pressure and quality of water to be supplied by Elizabethtown to Edison as follows:

           (a) Install two new ten thousand (10,000) gallon per minute (gpm) pumps with three hundred (300) horsepower motors;

           (b) Install a variable frequency drive and controls to the motor, which will allow the pump to maintain reasonably constant pressure in the system, regardless of fluctuations in system demand;

           (c)  Install an enclosed diesel driven standby power generator;

           (d)  Install an automatic transfer switch;

           (e)  Upgrade station piping;

           (f)  Upgrade electrical wiring; and

           (g) Install remote sensory units and switches to allow for twenty-four (24) hour monitoring and control of the Station at Elizabethtown's central control room in Netherwood.


      All expenses associated therewith shall be solely at the expense of Elizabethtown. In order to enable Elizabethtown to undertake such improvements, Edison, pursuant to the Water Supply Act, hereby grants an exclusive license to Elizabethtown for the term of this Agreement to enable it to operate, maintain and make the improvements to the Talmadge Road Booster Station. All improvements shall be owned by Elizabethtown.
           3. Elizabethtown will not be required to supply water at a total rate of flow greater than four and one-half million (4,500,000) gallons per day through the Meter Stations unless notified at least twenty-four (24) hours in advance by Edison or its operator and in that event, the total rate of flow shall not exceed seven million seven hundred fifty thousand (7,750,000) gallons per day, unless written permission of Elizabethtown is obtained as a supplement hereto, except that these rates of flow and daily quantities may be exceeded on reasonable notice in case of fire or other catastrophe requiring an emergency supply of water.
           4. Initially, Edison will furnish Elizabethtown with a statement of its total minimum daily requirements for the Meter Stations, which will not be less than four million five hundred thousand (4,500,000) gallons per day. Thereafter, Edison or its operator will submit to Elizabethtown, at intervals of six (6) months, a written statement of its total minimum daily requirements for the following six (6) months, which minimum for the Meter Stations shall not be less than four million five hundred thousand (4,500,000) gallons per day. This statement shall fix the rate category for the period, as indicated in the filed rate schedule.
           5. The charge for the amount of water supplied shall be determined by the total daily quantity supplied through the Meter Stations multiplied by the rate for the category fixed for each six-month period. The daily charge to be paid by Edison shall not be less than the stated total minimum daily requirements for the Meter Stations multiplied by the rate for the category fixed for the six (6) month period.
           6. Elizabethtown shall provide a continuous, regular and uninterrupted supply of water to Edison. Elizabethtown undertakes to supply such continuous and regular service to Edison subject to interruptions by reason of acts of God, accident, strike, legal process, State or municipal interference or other causes whatsoever beyond its control and shall not be liable for damages to Edison by reasons of interruptions in the supply of water to Edison's system.
           7.   This contract shall go into effect on July 1, 1997.




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           IN WITNESS WHEREOF, the Elizabethtown Water Company has caused these presents to be signed by its Senior Vice President and its corporate seal to be affixed hereto and attested by its Secretary, and the Township of Edison, in the County of Middlesex, has caused these presents to be signed by its Mayor, and its corporate seal to be affixed hereto and attested by its Clerk, the day and year first above written.

                                    ELIZABETHTOWN WATER COMPANY


                                    By:_________________________
                                       Norbert Wagner
                                       Senior Vice President

Attest:


_____________________________
Walter M. Braswell, Secretary

                                    TOWNSHIP OF EDISON, in the
                                    County of Middlesex


                                    By:__________________________
                                       George A. Spadoro
                                       Mayor


Attest:


______________________________
Reina A. Murphy, Clerk